WRITTEN RESOLUTIONS

of

E-FUTURE INFORMATION TECHNOLOGY INC

We, the undersigned, being the members of E-Future Information Technology Inc. (“the Company”) entitled to attend and vote at general meetings of the Company, HEREBY PASS the following resolutions pursuant to article 47 of the Company’s articles of association and agree that the said resolutions shall for all purposes be as valid and effective as if the same had been passed by us at a general meeting of the Company duly convened and held:-

WHEREAS

A.	The Company proposes to apply to quote the ordinary shares issued in its capital on the NASDAQ Small Cap Market and the directors have advised in order to do so, changes are recommended to the capital structure of the Company, namely the consolidation of the outstanding ordinary shares issued in the capital of the Company and the amendment of the Company’s authorised capital. In addition the Company’s articles of association (“the Articles”) would need to be amended.

B.	Such changes are required to be approved by the shareholders of the Company.

In the light of the above, IT IS HEREBY RESOLVED:

1.	That each issued and outstanding ordinary share of par value of US$0.01 issued in the capital of the Company be consolidated into a fraction of an ordinary share of par value of US$0.0756 (rounded to 4 decimal places), resulting in the registered holders of issued ordinary shares holding the number of shares as set out in table A.

2.	That each un-issued ordinary share of par value of US$0.01 each in the capital the Company be consolidated into a fraction of an ordinary share of par value of US$0.0756 (rounded to 4 decimal places) subject to the Company making adjusting cash payments if necessary to avoid issuing issue fractional or for any practical reasons.

3.	That each un-issued preferred share of par value of US$0.01 each in the capital the Company be consolidated into a fraction of an ordinary share of par value of US$0.0756 (rounded to 4 decimal places).

4.	That following the amendments to the Company’s share capital described above, the Company’s authorised share capital being $US500,000 divided into 6,613,756 ordinary shares of a par value of US$0.0756 (rounded to 4 decimal places) each

5.	That clause 6 of the Company’s memorandum of association be deleted in its entirety and replaced with the following:

“The share capital of the Company is US$500,000 divided into 6,613,756 ordinary shares of a nominal or par value of US$0.0756 (rounded to 4 decimal places) each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.”

6.	That the existing articles of association of the Company be deleted in their entirety and replaced by new articles of association in the form annexed hereto and initialed for identification purposes by the undersigned.

7.	That any director of the Company be and is hereby authorised to do all acts and things and to execute all such further documents, on behalf of the Company, as he may consider necessary, desirable or proper to effect the performance by the Company of its obligations pursuant to the foregoing resolutions.

Each of the above resolutions is hereby passed as an ordinary resolution of the Company with the exception of resolutions 5 and 6, which are hereby passed as special resolutions.

Dated: June 16, 2005

[List all shareholder of the company and provide for their signature]

C Tech Fund

e-millennium Limited	/s/ Michael Lee

YanChun Yan	/s/ YanChun Yan

Hongjun Zou	/s/ Hongjun Zou

Junfeng Li	/s/ Junfeng Li

Qicheng Yang	/s/ Qicheng Yang

Haixiang Wang

Dehong Yang

Si Wu

Kefu Zhou	/s/ Kefu Zhou

Shih8ming Chen

[List all shareholder of the company and provide for their signature]

Haixiang Wang	/s/ Haixiang Wang

Dehong Yang	/s/ Dehong Yang

Si Wu	/s/ Si Wu

Kefu Zhou	/s/ Kefu Zhou

Shiming Chen	/s/ Shiming Chen

Table ‘A’

	series A preferred shares	ordinary shares
C Tech Fund	3,534,617	3,846,495
e-millennium Limited	481,993	524,522

Shareholders	Shares before consolidation	shares after consolidation
C Tech Fund	3,846,495	508,750
Yan Yanchun	2,898,863	383,428
Zou Hongjun	1,618,316	214,043
Li Junfeng	1,213,975	160,553
Yang Qicheng	853,846	112,932
e-miliennium Limited	524,522	69,375
Wang Haixiang	100,000	13,226
Yang Dehong	100,000	13,226
Wu Si	100,000	13,226
Zhou Kefu	45,000	5,951
Chen Shiming	40,000	5,290
Total	11,341,017	1,500,000